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                                                                   Exhibit 10.11


                                 April 8, 1997


Mr. John U. Clarke
6540 Rutgers
Houston, Texas   77005

Dear John:

     Subject to the ratification of this Agreement by the Compensation, Corporate Governance and Human Resources Committee ("Compensation Committee") of the Board of Directors of NGC Corporation, set forth below are the terms of your employment by NGC Corporation (hereinafter referred to collectively as "NGC" or the "Company").

     1.  TITLE AND DUTIES

          Your title shall be Senior Vice President and Chief Financial Officer. You will be responsible for the duties typical to such position and shall have such other duties as may be delegated from time to time by your immediate supervisor. You shall devote your full time, energy and skill to the performance of your duties for NGC, and will exercise due diligence and reasonable care in the performance of such duties. For the Term of this Agreement you shall report to the Company's Chief Executive Officer and be a member of the Company's Corporate Strategy and Policy Committee. In addition, you will be permitted to continue as Director of Allwaste, Inc. and such other business, professional or charitable affiliations with the prior written approval of the Company's Chief Executive Officer.

     2.  TERM

          (a) Unless earlier terminated as provided for herein, the Term of this Agreement will be for five years, beginning no later than April 22, 1997.

          (b) If your employment with NGC is terminated due to your voluntary resignation or by the Company for "cause", this Agreement shall terminate immediately (except for the confidentiality, non-competition and non-solicitation provisions of Paragraph 4), and the Company shall have no further obligation to you except for the payment of amounts due before the date of such termination. You further agree that the benefits which you shall have received
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Mr. John U. Clarke
April 8, 1997
Page 2


from the execution of this Agreement through the date of such termination constitute sufficient consideration for your obligations pursuant to Paragraph 4, notwithstanding the fact that the Company has no further obligation to you except for the payment of amounts due before the date of such termination. For purposes of this Agreement, you may be terminated for "cause" as a result of (i) refusal to implement or adhere to policies or directives of the Board of Directors of NGC; (ii) serious misconduct, dishonesty or disloyalty, directly related to the performance of duties for the Company, which results from a willful act or omission or from gross negligence, and which is materially or is likely to be materially injurious to the operations, financial condition or business reputation of the Company or any significant subsidiary thereof; (iii) your being convicted (or entering into a plea bargain admitting criminal guilt) in any criminal proceeding that may have an adverse impact on the Company's reputation and standing in the community; (iv) drug or alcohol abuse; (v) willful and continued failure to perform your duties under this Agreement; or
(vi) any other material breach of this Agreement by you that is not cured within thirty days after written notice of such breach is delivered to you from the Company. For these purposes, no act or failure to act shall be considered "willful" unless it is done, or omitted to be done, in bad faith without reasonable belief that the action or omission was in the best interest of the Company.

          (c) If your employment is terminated during the Term of this Agreement due to resignation following "constructive termination" (as defined below) or for any other reason other than your voluntary resignation, death, disability, or discharge for cause, you shall receive a cash payment within 30 days of termination of $5,000,000 less any compensation received prior to termination and less the value of any already exercised or vested options exercisable, provided however, that such payment shall not be greater than 2.99 times the sum of your base salary plus guaranteed annual bonus at the time of your termination. In addition, any employee stock options granted to you during the term of your employment shall become fully vested as of the date of termination and shall be exercisable for a period of one year thereafter. Also at your option, you will receive medical and life insurance coverage for the remainder of the Term at the same cost as provided to employees.

          For purposes of this Agreement a "constructive termination" shall be deemed to have occurred in the event that (i) your Base Salary as defined in Paragraph 3(a), bonus compensation under Paragraph 3(b), option grants under Paragraphs 3(c) and 3(d) or other compensation as described in Paragraphs 3(e),
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Mr. John U. Clarke
April 8, 1997
Page 3

3(f), 3(g) and 3(h) is reduced; (ii) a significant diminution in your responsibilities, authority or scope of duties is effected by the Board of Directors or as the result of the change in control of the Company, and such diminution is made without your written consent (without regard to whether or not any change is made to your title); or (iii) the Company materially breaches this Agreement. For purposes of this Agreement, a "change in control of the Company" means the occurrence of any of the following events: (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) is or becomes the "beneficial owner" (as defined in Rule l3d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting stock of the Company; (b) the Company is merged with or into or consolidated with another person and, immediately after giving effect to the merger or consolidation, (A) less than 50% of the total voting power of the outstanding voting stock of the surviving or resulting person is then "beneficially owned" (within the meaning of Rule l3d-3 under the Exchange Act) in the aggregate by (x) the stockholders of the Company immediately prior to such merger or consolidation, or (y) if a record date has been set to determine the stockholders of the Company entitled to vote with respect to such merger or consolidation, the stockholders of the Company as of such record date and (B) any "person" or "group" (as defined in Section 13(d)(3) or 14(d)(2) of the Exchange Act) has become the direct or indirect "beneficial owner" (as defined in Rule l3d-3 under the Exchange Act) of more than 50% of the voting power of the voting stock of the surviving or resulting person; (c) the Company, either individually or in conjunction with one or more of its subsidiaries, sells, assigns, conveys, transfers, leases or otherwise disposes of, or the subsidiaries sell, assign, convey, transfer, lease or otherwise dispose of, all or substantially all of the properties and assets of the Company and the subsidiaries, taken as a whole (either in one transaction or a series of related transactions), to any person (other than the Company or a wholly owned subsidiary); or (d) the liquidation or dissolution of the Company. Any resignation by you as a result of assertion of a constructive termination shall be communicated by delivery to the Board of Directors of the Company thirty days' advance written notice of such constructive termination and the grounds therefor, during which period the Company shall be entitled to cure or remedy the matters set forth in such notice to your reasonable satisfaction. Unless you withdraw such notice prior to the expiration of such thirty day period, such resignation shall take effect upon the expiration of thirty days from the date of the delivery of such notice. Any other resignation by you shall be communicated by thirty days' advance written notice.
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Mr. John U. Clarke
April 8, 1997
Page 4


          (d) If you die, or become disabled and cannot perform your duties, you (or your estate) shall be entitled to the Base Salary (as defined in Paragraph 3
(a)) payable to you hereunder for three months following the month in which you die or become disabled, plus the amount of any guaranteed bonus as described in Paragraph 3(b) guaranteed pursuant to Paragraph 3(b) for the year of death or disability, prorated through the date of death or disability. For purposes of this Agreement, you shall be disabled as of the first date on which you become eligible to receive disability benefits under the Company's long-term disability plan (or Social Security disability benefits at a time when the Company does not maintain a long-term disability plan or such plan is not available to you).


     3.  COMPENSATION

          (a) Each year during the Term hereof, you will be paid a base salary of $250,000 per annum ("Base Salary"), payable in accordance with the Company's payroll guidelines. Increases may be made to your Base Salary at the discretion of the Board of Directors based upon your individual performance.

          (b) You shall be a participant in the Company's Incentive Compensation Plan. You shall receive a guaranteed bonus of at least $100,000 per annum during the five year Term with the first such payment to be made on or before March 31, 1998. As part of NGC's incentive compensation program, you will have the opportunity to earn Additional Compensation, dependent upon NGC's financial performance and other personal strategic objectives, determined in accordance with such program.

          (c) Upon your start date, you will receive an initial amount of discounted stock options under NGC's Employee Equity Option Plan (EEOP) with an immediate in-the-money value of $250,000. The options are subject to the vesting, forfeiture and other terms and conditions of the EEOP. In addition, you will receive a cash payment within 5 days of hire of $250,000 (the sign-on bonus).

          (d) Each year during the Term of this Agreement, commencing with the date of hire and continuing thereafter in December of 1997, 1998, 1999 and 2000, you will receive stock option grants, with an exercise price equal to market price on date of grant, under the NGC Corporation Amended & Restated 1991 Stock Option Plan, with a five year projected value of $250,000. You recognize that the projected value is subject to the future market performance of the Company
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Mr. John U. Clarke
April 8, 1997
Page 5

stock and that there is no guarantee that the actual value of such options will achieve that value. "Projected value" means that at the end of five years from date of grant, assuming an increase in market price of 15% per annum during the five years, the stock option may be exercised to obtain stock having a market price of $250,000 over the exercise price. These options are subject to the vesting, forfeiture and other terms and conditions of the NGC Corporation Amended & Restated 1991 Stock Option Plan.

          (e) In the event you remain employed by the Company at the end of the Term of this Agreement, and if your total compensation (i.e. sign-on bonus, base salary, incentive compensation, and the value at time of termination of any EEOP and market options granted pursuant to Paragraphs 3(a), 3(b), 3(c) and 3(d)) during the Term of this Agreement is less than $5 million, then NGC will either
(i) make a cash payment to you for the difference or (ii) grant you additional options which shall be fully vested with an in-the-money value equal to the difference.

          (f) You will be entitled to participate in NGC's benefits programs for senior management executives, including, without limitation, NGC's deferred compensation plan for executives, and NGC's Alternative Benefits for Senior Executives Plan. Pursuant to the terms of NGC's vacation policy you will be entitled to four weeks per year of paid vacation.

          (g) The Company will pay an additional $5,000 per year on your behalf to provide you with additional life insurance and disability coverage in excess of the death benefit or disability coverage under NGC's standard executive employee and benefit plans. You shall select such coverage and shall own the insurance policies providing such coverage. You will be responsible for coverage and effectiveness of the policies, the Company's only obligation being to pay such amounts.

          (h) You shall be entitled to participate in such other plans and receive such other perquisites as the Board of Directors of the Company in its sole discretion determines, including but not limited to reserved parking, annual physical examination and federal income tax planning and return preparation not to exceed $25,000 annually.
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Mr. John U. Clarke
April 8, 1997
Page 6


     4.  CONFIDENTIALITY

          You recognize and acknowledge that:

          (a) You will have access to certain information concerning the Company that is confidential and proprietary and constitutes valuable and unique property of the Company. You agree that you will not at any time, either during or after your employment, disclose to others, use, copy or permit to be copied, except pursuant to your duties on behalf of the Company or its successors, assigns or nominees, any secret or confidential information of the Company (whether or not developed by you) without the prior written consent of the Board of Directors of the Company. The term "secret or confidential information of the Company" (sometimes referred to herein as "Confidential Information") shall include, without limitation, the Company's plans, strategies, potential acquisitions, costs, prices, systems for buying, selling, and/or trading natural gas, natural gas liquids, crude oil, coal, and electricity, client lists, pricing policies, financial information, the names of and pertinent information regarding suppliers, computer programs, policy or procedure manuals, training and recruiting procedures, accounting procedures, the status and content of the Company's contracts with its suppliers or clients, or servicing methods and techniques at any time used, developed, or investigated by the Company, before or during your tenure of employment to the extent any of the foregoing are (i) not generally available to the public and (ii) maintained as confidential by the Company. You further agree to maintain in confidence any confidential information of third parties received as a result of your employment and duties with the Company.

          (b) At the termination of your employment you will deliver to the Company, as determined appropriate by the Company, all correspondence, memoranda, notes, records, client lists, computer systems, programs, or other documents and all copies thereof made, composed or received by you, solely or jointly with others, and which are in your possession, custody, or control at such date and which are related in any manner to the past, present, or anticipated business of the Company.

          (c) To protect and safeguard the Company's trade secrets and Confidential Information and also the Company's goodwill with its suppliers and clients, for a period of twelve months following the termination of your employment for any reason, you will not, within a 50 mile radius of any location where the Company had an office at any time during the Term hereof or any
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Mr. John U. Clarke
April 8, 1997
Page 7

location where a client or supplier of the Company (which is a material client or supplier at any time during the Term hereof) had an office at any time during the Term hereof, without the prior written consent of the Board of Directors of the Company, directly or indirectly, engage in or be interested in (as owner, partner, shareholder, employee, director, agent, consultant or otherwise), any business which is a competitor of the Company, as hereinafter defined. For purposes of this Agreement, a "competitor of the Company" is any entity, including without limitation a corporation, sole proprietorship, partnership, joint venture, syndicate, trust or any other form of organization or a parent, subsidiary or division of any of the foregoing, which, during such period or the immediately preceding fiscal year of such entity, was engaged in the unregulated marketing, gathering, transportation or processing of natural gas or derivatives of natural gas or other hydrocarbons or electricity. For purposes of this paragraph, the following entities shall not be deemed to be competitors of the
Company: (i) a Local Distribution Company ("LDC") to the extent that any purchases or sales by such LDC are only for consumption on its system; (ii) a natural gas producer to the extent that such producer sells only its own production or production of other working interest owners in wells in which it owns an interest; (iii) a natural gas pipeline company in the jurisdictional aspects of its business, i.e., other than a nonjurisdictional marketing affiliate or production affiliate (except as to such production affiliates own production as described in clause (ii) of this Paragraph 4(c)). The terms of this Paragraph 4(c) shall not apply to your present or future investments in the securities of companies listed on a national securities exchange or traded on the over-the-counter market to the extent such investments do not exceed one percent (1%) of the total outstanding shares of such company.

          (d) For a period of twenty-four months after the expiration or termination of your employment for whatever reason, you shall not induce or otherwise entice any employee of the Company to leave the Company, nor shall you attempt to hire any of the Company's employees.

          (e) You agree that the foregoing restrictions contain reasonable limitations as to the time, geographical area, and scope of activity to be restrained and that these restrictions do not impose any greater restraint than is necessary to protect the goodwill and other legitimate business interests of the Company, including but not limited to the protection of Confidential Information. You also agree that the general public shall not be harmed by enforcement of this Paragraph 4. Should any provision in this Paragraph 4 be held unreasonably broad with respect to the restrictions as to time, geographical area, or scope of activity to be restrained, any such restriction shall be construed by limiting and
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Mr. John U. Clarke
April 8, 1997
Page 8

reducing it to the extent necessary to render it reasonable, and as so construed, such provision shall be enforced.

     5.  INDEMNIFICATION

          If, at any time during or after the Term of this Agreement, you are made a party to, or are threatened to be made a party in, any civil, criminal or administrative action, suit or proceeding by reason of the fact that you are or were a director, officer, employee, or agent of the Company, or of any other corporation or any partnership, joint venture, trust or other enterprise for which you served as such at the request of the Company, then you shall be indemnified by the Company against expenses actually and reasonably incurred by you or imposed on you in connection with, or resulting from, the defense of such action, suit or proceeding, or in connection with, or resulting from, any appeal therein if you acted in good faith and in a manner you reasonably believed to be in or not opposed to the best interest of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe your conduct was unlawful, except with respect to matters as to which it is adjudged that you are liable to the Company or to such other corporation, partnership, joint venture, trust or other enterprise for gross negligence or willful misconduct in the performance of your duties. As used herein, the term "expenses" shall include all obligations actually and reasonably incurred by you for the payment of money, including, without limitation, attorney's fees, judgments, awards, fines, penalties and amounts paid in satisfaction of a judgment or in settlement of any such action, suit or proceeding, except amounts paid to the Company or such other corporation, partnership, joint venture, trust or other enterprise by you.


     6.  ARBITRATION

          Any controversy or claim arising out of or relating to this Agreement, or any breach thereof, shall, except as provided in Paragraph 4, be adjudged only by arbitration in accordance with the rules of the American Arbitration Association, and judgment upon such award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration shall be held in the City of Houston, Texas, or such other place as may be agreed upon at the time by the parties to the arbitration. Subject to the limitations set forth below, the arbitrator(s) shall, in their award, allocate between the parties the costs of arbitration, which shall include reasonable attorneys' fees of the parties, as well
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Mr. John U. Clarke
April 8, 1997
Page 9

as the arbitrators' fees and expenses, in such proportions as the arbitrator(s) deem just; provided however, notwithstanding the above, in the event you are the prevailing party, then the Company agrees to reimburse you for all such costs of arbitration, including but not limited to attorneys' fees and arbitrators' fees and expenses reasonably incurred by you; provided further, notwithstanding the above, in the event the Company is the prevailing party, then the total costs of arbitration, including but not limited to attorneys' fees reasonably incurred by the Company and arbitrators' fees and expenses, that may be allocated to you by the arbitrator(s) shall not in any event exceed Twenty-Five Thousand Dollars ($25,000). Notwithstanding the foregoing, you shall be entitled to seek specific performance in a court of competent jurisdiction of your right to be paid your full compensation until your separation from employment, during the pendency or dispute of any controversy arising under or in connection with this Agreement.


     7.  OTHER PROVISIONS

          (a) THIS AGREEMENT WILL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW, RULE OR PRINCIPLE THAT MIGHT OTHERWISE REFER TO THE SUBSTANTIVE LAW OF ANOTHER JURISDICTION.

          (b) Except as otherwise indicated, this Agreement is not assignable without the written authorization of both parties; provided that the Company may assign this Agreement to any entity to which the Company transfers substantially all of its assets or to any entity which is a successor to the Company by reorganization, incorporation, merger or similar business combination.

          (c) Except as otherwise provided herein, the provisions of Paragraphs 4, 5 and 6 of this Agreement shall survive the termination of this Agreement.

          (d) This Agreement supersedes all previous employment agreements, written or oral, between the Company and you. This Agreement may be amended only by written amendment duly executed by both parties or their
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Mr. John U. Clarke
April 8, 1997
Page 10

legal representatives and authorized by action of the Board. Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a subsequent breach of such condition or provision or a waiver of a similar or dissimilar provision or condition at the same or at any prior or subsequent time.

          (e) Any notice or other communication required or permitted pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States mail, first class, postage prepaid and registered with return receipt requested, addressed to the intended recipient at his or its address set forth below and, in the case of a notice or other communication to the Company, directed to the attention of the Board of Directors with a copy to the Secretary of the Company, or to such other address as the intended recipient may have theretofore furnished to the sender in writing in accordance herewith, except that until any notice of change of address is received, notices shall be sent to the following addresses:


       IF TO YOU:                IF TO THE COMPANY:

          John U. Clarke           NGC Corporation
          6540 Rutgers             1000 Louisiana, Suite 5800
          Houston, TX   77005      Houston, TX   77002-5050


          (f) If any one or more of the provisions or parts of a provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision or part of a provision of this Agreement, but this Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision or part of a provision had never been contained herein and such provisions or part thereof shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted by law.

          (g) You shall not be required to mitigate damages (or the amount of any compensation provided under this Agreement to be paid) following your termination of employment, by seeking employment or otherwise.
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Mr. John U. Clarke
April 8, 1997
Page 11

     If the foregoing reflects your understanding of the terms of your employment with the Company, please execute each copy of this letter in the space provided below.


                              NGC CORPORATION



                              By: /s/ C. L. Watson
                                 ----------------------------
                                    C. L. Watson


AGREED AND ACCEPTED this
14th day of April, 1997, and
effective as of April 22, 1997



/s/ John U. Clarke
----------------------------
John U. Clarke